NEWS RELEASE
	CONTACTS:	Victory Energy Corporation
Kenny Hill, CEO
512-347-7300

FOR IMMEDIATE RELEASE		Investor Relations:
Dennard Rupp Gray & Lascar, LLC
Ken Dennard / Ben Burnham
713-529-6600

VICTORY ENERGY ANNOUNCES $1.83 MILLION OF NEW CAPITAL RAISED IN THE MONTH OF JANUARY

Austin, TX – March 6, 2012 – Victory Energy Corporation (OTCQB: VYEY), today announced that during the month of January 2012, the company raised $1,830,000 of new capital via a private placement (“PPM”) to investors. This new capital follows the recent successful completion of a 50:1 reverse stock split, the addition of a new CFO and the appointment of a new CEO.

Kenny Hill, Victory Energy’s CEO, stated, “It is very reassuring to know that so many individuals, partnerships and private equity groups are recognizing the progress we are making here at Victory. I would like to extend particular thanks to Visionary Private Equity Group I, LP for the support they gave us. They have played a key role in the successful turnaround of the company and we are now well positioned for further growth. The stage is set for what we expect to be a very busy and exciting year. We are totally focused on our three primary objectives for the year ahead. Specifically to 1) increase reserves - via drill bit and better reservoir analysis of existing assets; 2) improve returns; and 3) continue to manage and improve the Company’s balance sheet.”

The company initiated the private placement offering on September 15, 2010 and has been using it as a capital source since that time. Since inception a total of $5,777,275 in PPM investments have been subscribed.

With interest, the total amount of debt converted to shares at 2/29/12 was $6,024,509. This includes 2011 and 2012 conversions. The company now has no debt remaining on the balance sheet.

Please note that Victory Energy intends to use its website, www.vyey.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Victory Energy website in the "Investor Relations" section. Accordingly, investors should monitor such portions of the Victory Energy website in addition to following press releases, SEC filings and public conference calls and webcasts.

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About Victory Energy Corporation

Victory Energy Corporation (OTCQB: VYEY) is engaged in the exploration, acquisition, development, and exploitation of domestic oil and gas properties. The company now leverages both internal capabilities and strategic industry relationships to acquire working interest positions in low-to-moderate risk oil and gas prospects.

Future investment will focus primarily on oil or liquid-rich gas projects within longer-life reservoirs that offer lower F&D costs / BOE.

The company had nine wells on production entering FY 2011 and seventeen on production at the end of the calendar year. Currently held acreage provides a pipeline of eighteen additional gross wells that could be drilled in FY 2012; however, we have line of sight to incremental projects beyond current acreage with generally higher working interest participation.

The company's current producing oil and gas assets are located in the United States. Download the investor fact sheet for current summary of projects and activity. Victory Energy is current with its SEC filings and is a full reporting company. The Company is traded under the ticker symbol VYEY on the OTCQB tier, operated by OTC Markets Group.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

There are forward-looking statements contained in this news release. They use such words as “intend,” “will,” “may,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customer base or acts of war or terrorism; availability and cost of materials and labor; demand for natural gas; cost and availability of capital; competition; the Company’s overall marketing, operational and financial performance; economic and political conditions; the continued service of the Company’s executive officer; adverse developments in and increased or unforeseen legal costs related to the Company’s litigation; the success of the Company’s strategic partnerships and joint venture relationships; the Company’s ability to pay certain debts; adoption of new, or changes in, accounting policies and practices; adverse court rulings; results of other litigation in which the company is involved; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission. Forward-looking information is provided by Victory Energy Corporation pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.

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